Exhibit 10.35

December 5, 2016

Ms. Sherry L. Buck

Dear Sherry:

This letter (the “Agreement”) confirms the terms and conditions of your employment with Waters Corporation (the “Company”).

1.    Position and Duties.

(a)    Effective as of January 9, 2017 (the “Start Date”), you will be employed by the Company, on a full-time basis, as its Senior Vice President and Chief Financial Officer and you shall report to the President and Chief Executive Officer of the Company. In addition to serving as the Company’s Senior Vice President and Chief Financial Officer, you may be asked from time to time to serve as a director or officer of one or more of the Company’s Affiliates, without further compensation. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company.

(b)    You agree to perform the duties of your position and such other duties, responsibilities and authorities as may be reasonably assigned to you from time to time. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. Notwithstanding the foregoing, you shall be permitted to engage in civic, charitable and philanthropic activities, manage your passive personal investments and, with the consent of the Board of Directors of the Company (the “Board”), to serve on the board of directors of for and not-for-profit companies or organizations, provided that, in the aggregate, such activities do not interfere or conflict with your duties to the Company.

(c)    Further, you agree that, while employed by the Company, you will comply with all written Company policies, practices and procedures and all codes of ethics or business conduct policies applicable to your position, as in effect from time to time.

2.    Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a)    Base Salary. The Company shall pay you a base salary at the rate of $525,000 per year, payable in accordance with the regular payroll practices of the Company and subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”) (such base salary, as in effect from time to time, “Base Salary”).

(b)    Annual Incentive Compensation. For each fiscal year completed during your employment under this Agreement, you will be eligible to earn annual incentive compensation under the Company’s Management Incentive Plan, or such other bonus plan in which Company executives participate generally (such plan, as in effect from time to time, the “MIP”). Your target annual incentive compensation opportunity will be 75% of your Base Salary. The actual amount payable in respect of your annual incentive compensation opportunity, if any, for any fiscal year will be determined by the Compensation Committee based on the achievement of performance goals previously established by the Compensation Committee in its discretion. Any annual incentive compensation due hereunder will be paid in accordance with the terms of the MIP and on or before March 15th of the year following the fiscal year with respect to which the annual incentive compensation is earned, subject to your remaining employed by the Company on the date that such annual incentive compensation is paid, except as otherwise provided herein. For the 2017 fiscal year, your annual incentive compensation, to the extent earned, will be prorated based on the number of full and partial months you are employed by the Company during such fiscal year.

(c)    2017 Equity Grant. Subject to the approval of the Compensation Committee, within ten (10) business days following the Start Date, you will be granted equity-based awards with respect to shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having a total grant value of approximately $1,225,000. It is expected that such equity-based awards will be in the form of a non-qualified stock option and a performance share unit award. The equity-based awards will be granted under the Company’s 2012 Equity Incentive Plan (as in effect from time to time, the “EIP”) and will be in the same form or forms as those granted to the Company’s executives in December 2016. The stock option contemplated under this subsection (c) will vest as to 20% of the shares of Common Stock underlying the award on each of the first five (5) anniversaries of the date of grant, subject to your continued employment on each vesting date and will be subject to the other terms and conditions of the EIP and the award agreement evidencing such option. To be eligible to receive the equity-based awards contemplated by this subsection (c), you must be employed by the Company on the date the awards are granted.

(d)    Future Equity Grants. You will be eligible for annual equity grants under the EIP at such times and in such form as determined by the Compensation Committee in its discretion.

(e)    Sign-on Awards. Subject to the approval of the Compensation Committee, you will be granted or paid, as applicable, within ten (10) business days following the Start Date:

(i)    a restricted stock unit award under the EIP, with the number of restricted stock units subject to the award determined by dividing $300,000 by the closing price of a share of Common Stock on the date of grant (the “Sign-On RSU Award”). The Sign-On RSU Award will vest as to one-third (1/3) of the award on each of the first three (3) anniversaries of the date of grant, subject to your continued employment on each vesting date.

(ii)    a non-qualified stock option award under the EIP, having a Black-Scholes value on the date of grant of approximately $300,000, with the number of shares of Common Stock underlying the stock option determined using Black-Scholes assumptions in effect in the month of grant and an exercise price equal to the closing price of a share of Common Stock on the date of grant (the “Sign-On Option Award”). The Sign-On Option Award will vest as to 20% of the shares of Common Stock underlying the award on each of the first (5) five anniversaries of the date of grant, subject to your continued employment on each vesting date.

(iii)    a cash payment of $300,000 (the “Sign-On Bonus”). In the event you resign without Good Reason (as defined below) or your employment is terminated by the Company for Cause (as defined below) within the one-year period following the Start Date, you shall repay to the Company a prorated portion of the Sign-On Bonus based on the number of full and partial months remaining in such one-year period as of the date of such termination of employment.

(f)    Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans or programs from time to time in effect for executives of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to you under this Agreement. Your participation will be subject to the terms of the applicable plan or program documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(g)    Vacations. You will be entitled to earn up to five (5) weeks of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(h)    Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Your right to payment or reimbursement for expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

(i)    Relocation. You will be required to relocate your primary personal residence to a location within reasonable commuting distance of the Company’s headquarters no later than the date that is one (1) year following the Start Date. You will be entitled to relocation assistance pursuant to the Company’s executive relocation program.

3.    Confidential Information and Restricted Activities.

(a)     Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person, as defined below, (except as required for the good faith performance of your duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement. Notwithstanding the foregoing, nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. You understand and acknowledge that, notwithstanding anything contained in this Agreement, you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or for disclosing a trade secret in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You further understand that, notwithstanding anything contained in this Agreement, you may disclose a trade secret to your attorney in connection with filing a lawsuit for retaliation for reporting a suspected violation of law, and you may use such trade secret in that court proceeding, so long as any document containing such trade secret is filed under seal and you do not otherwise disclose such trade secret, except pursuant to court order. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

(b)    Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c)    Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the

Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate either to the business of the Company or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(d)    Restricted Activities. You agree that the following restrictions on your activities during and after your employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(i)    While you are employed by the Company and during the one (1) -year period immediately following termination of your employment, regardless of the reason therefor (in the aggregate, the “Restricted Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business that is competitive with the business of the Company or any of its Affiliates in any geographic area in which the Company does business or undertakes any planning for any business during your employment (the “Restricted Area”). Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with the business of the Company or its Affiliates, as conducted or in planning during your employment with the Company anywhere in the Restricted Area. Notwithstanding the foregoing, the ownership of not more than two percent (2%) of the outstanding securities of any class of any entity that is listed on a national securities exchange or quoted or traded in the over-the-counter market shall not be considered a violation of this Section 3(d)(i).

(ii)    During the Restricted Period, you will not directly or indirectly, except in the good faith performance of your duties to the Company, (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding one (1) -year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such one (1) -year period, other than by form letter, blanket mailing or published advertisement.

(iii)    During the Restricted Period, you will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them; provided, however, the foregoing shall not be violated by general advertising or general solicitation for employment not specifically directed at the Company’s employees. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding one year.

(iv)    In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. So that the Company may enjoy the full benefit of the covenants contained in this Section 3, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 3. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your employment relationship with the Company or any of its Affiliates shall operate to excuse you from the performance of your obligations under this Section 3.

4.    Termination of Employment.    Your employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)    By the Company For Cause. The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the cause. “Cause” shall mean: (i) the conviction of you by a court of competent jurisdiction of, or the pleading of guilty or nolo contendere to, any felony or any crime involving moral turpitude; (ii) gross negligence, breach of fiduciary duty, breach of any non-competition, non-solicitation or developments agreement or covenant in favor of the Company or material breach of any confidentiality agreement or covenant in favor of the Company; (iii) you shall have willfully and continually failed to substantially perform your duties with the Company after a written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties pursuant to the disciplinary procedures of the Company, and such failure of substantial performance shall have continued for a period of thirty (30) days after such written demand; (iv) you have been chronically absent from work (excluding vacations, illnesses or leaves of absences); (v) the commission by you of an act of fraud, embezzlement or misappropriation against the Company; (vi) you shall have refused, after explicit notice, to obey any lawful resolution or direction by the Board which is consistent with your duties as an officer of the Company; or (vii) a material breach by you of this Agreement, which breach (if curable) has remained uncured for a period of thirty (30) days following the Company’s delivery of written notice to you specifying the manner in which the Agreement has been materially breached.

(b)    By the Company Without Cause. The Company may terminate your employment at any time other than for Cause upon notice to you.

(c)    Resignation by You Without Good Reason. You may terminate your employment at any time upon thirty (30) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your Base Salary for that portion of the notice period so waived.

(d)    Resignation by You With Good Reason. You may terminate your employment as provided below for Good Reason. “Good Reason” shall mean: (i) a material diminution in your duties, authorities, responsibilities or reporting lines; (ii) a material reduction in your Base Salary (other than a reduction of your Base Salary of no more than 10% in the aggregate from your highest Base Salary and that is proportional to reductions of the Company’s other senior executives) or target annual incentive compensation opportunity; (iii) a material change in your principal place of business (provided, however, that travel for business purposes consistent with past practices shall not be considered a change in the place of your principal place of business for the purpose of this clause (iii)); or (iv) a material breach by the Company of this Agreement; provided that the occurrence of any of the foregoing events shall not constitute Good Reason unless (x) you provide written notice of the event to the Company within ninety (90) days after it first existed, (y) the Company fails to remedy the condition within thirty (30) days after the notice and (z) you actually terminate employment within thirty (30) days after the expiration of the Company’s cure period.

(e)    Death and Disability. Your employment hereunder shall automatically terminate in the event of your death during employment and the Company may terminate your employment due to Disability. The Company shall only be permitted to terminate your employment, or give you notice to terminate your employment, due to Disability while you are disabled. For purposes of this Agreement, “Disability” means an independent medical doctor (selected by the Company’s health or disability insurer) has certified that you have, for six (6) months consecutive or nonconsecutive in any twelve (12) -month period, been disabled in a manner that seriously interferes with your ability to perform your responsibilities as an employee of the Company. Any refusal by you to submit to a medical examination for the purpose of certifying disability shall be deemed to constitute conclusive evidence of your disability. You shall continue to receive your Base Salary in accordance with Section 2(a) and benefits in accordance with Section 2(f), to the extent permitted by the then-current terms of the applicable benefit plans, until you become eligible for disability income benefits under the Company’s disability income plan or until the termination of your employment, whichever shall first occur.

5.    Other Matters Related to Termination.

(a)    Final Compensation. In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you (i) your Base Salary for the final payroll period of your employment, through the date your employment terminates; (ii) any vacation time earned but not used as of the date your employment terminates; (iii) reimbursement for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within thirty (30) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect; and (iv) any amounts or benefits due to you under any benefit plan, program or arrangement in accordance with the terms of such plan, program or arrangement; and (v) in each case, except if your employment is terminated by the Company for Cause or you resign without Good Reason, (x) any unpaid annual bonus under the MIP for the year preceding the year of termination, payable when such bonus is paid to active employees (the “Prior Year’s Bonus”) and (y) if you are employed by the Company on or after July 1 of the fiscal year in which your employment is terminated, a pro-rated portion (calculated based on the number of days in such year of termination that you were employed by the Company) of the annual bonus under the MIP for the year of termination, to the extent that an annual bonus would have been earned by you under the MIP based on actual full year performance had you remained employed through the end of such year, and paid when such bonus is paid to active employees (the “Pro-Rata Bonus”) (all of the foregoing, “Final Compensation”). The Final Compensation, other than any Prior Year’s Bonus and Pro-Rata Bonus, if any, which shall be paid in accordance with the provision of subsection (v), shall be paid within thirty (30) days following the termination of your employment.

(b)    Severance Payments. In the event of a termination of your employment pursuant to Sections 4(b) or 4(d) above, subject to the Change in Control Agreement (as defined below), the Company will pay you, in addition to Final Compensation, an amount equal to (i) the sum of (x) your Base Salary and (y) your target annual incentive compensation opportunity for the year in which such termination occurs, which amounts shall be payable in substantially equal installments during the twelve (12) -month period following the date of termination (the “Severance Payments”); and (ii) in a lump sum, an amount equal to the amount the Company would have paid in premiums under the life, accident, health and dental insurance plans of the Company in which you and your dependents were participating immediately prior to the termination of your employment for the twelve (12) -month period following the date of termination, with such lump sum amount payable pursuant to this Section 5(b)(ii) to be determined based on the premium rates in effect at the time of the termination of your employment (the “Health Payment”).

(c)    Conditions to and Timing of Severance Payments. Notwithstanding any other provision of this Agreement to the contrary, the Severance Payments, the Health Payment and the Pro-Rata Bonus shall be paid or provided to you only if you enter into a release of claims (the “Release”) substantially in the form attached hereto as Exhibit A, with such changes as may be necessary to comply with applicable law at the time of termination of your employment, within a period of time not to exceed forty-five (45) days from the date of termination of your employment and you do not revoke such Release. Any Severance Payments to which you are entitled will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. The Health Payment will be paid in a lump sum. Except as provided in Section 9(a) of this Agreement, the first payment of the Severance Payments and the Health Payment will be made on the Company’s next regular payday following the date the Release becomes effective, but no later than the date that is sixty (60) days following the date your employment terminates, with the first payment of the Severance Payments being retroactive to the date of termination. Notwithstanding the foregoing, if the date your employment terminates occurs in one taxable year and the date that is sixty (60) days following such termination date occurs in a second taxable year, to the extent required by Section 409A of the Internal Revenue Code, as amended and the regulations and guidance promulgated thereunder (“Section 409A”), such payment shall not be made prior to the first day of the second taxable year. For the avoidance of doubt, if you do not execute the Release within the period specified in this Section 5(c) or if you revoke the executed Release within the time period permitted by law, you will not be entitled to any payments or benefits set forth in this Agreement, and neither the Company nor any of its Affiliates will have any further obligations to you under this Agreement or otherwise. Further, the obligation of the Company to pay the Pro-Rata Bonus and to make payments to you under Section 5(b), and your right to retain the same, are conditioned upon your continued compliance with Section 3 of this Agreement

6.    Termination of Employment in Connection with a Change of Control. Concurrently with the execution of this Agreement you are entering into a Change of Control/Severance Agreement dated as of the Start Date (the “Change of Control Agreement”). Any rights you may have to payments or benefits upon certain terminations of your employment in connection with a change of control of the Company are set forth in the Change of Control Agreement. In no event will you be entitled to severance benefits under both this Agreement and the Change of Control Agreement.

7.    Employment At-Will. This Agreement is not intended to constitute a contract of employment for a definite term. Your employment with the Company is at-will. This means that if you accept this offer both you and the Company will retain the right to terminate our employment relationship at any time, subject to the terms of this Agreement.

8.    Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company or its Affiliates any confidential or proprietary information of a third party without that party’s consent.

9.    Timing of Payments and Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) -month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

(b)    For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)    Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)    It is the intent of the parties hereto that the payments and benefits under this Agreement comply with (or be exempt from) Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event, however, shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

10.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

11.    Recoupment. The Company may recover amounts paid to you hereunder or under any other plan or program of, or agreement or arrangement with, the Company, and any gain in respect of any equity awards granted to you, in accordance with any applicable Company clawback or recoupment policy that is generally applicable to the Company’s other senior executives, as such policy may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.

12.    Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to an entity with which the Company shall hereafter effect a reorganization, consolidate with, or merge into or to which it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

13.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this

Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.    Miscellaneous. This Agreement, together with the Change of Control Agreement, set forth the entire agreement between you and the Company, and replace all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Provisions of this Agreement shall survive any termination or expiration hereof or any termination of your employment if so provided in this Agreement or necessary or desirable to accomplish the purpose of other surviving provisions. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction, except that any equity or equity-based awards granted to you shall be governed by and construed in accordance with the governing law provisions set forth in the agreements evidencing such awards. You and the Company agree to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement or your employment with the Company.

15.    Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

16.    No Mitigation or Offset. You shall not be required, as a condition of receiving any payments or benefits under this Agreement, to seek or obtain any other employment after termination of employment hereunder or to take any steps to reduce the amount of any payment or benefit described in this Agreement. Further, the amount of any payment or benefit provided in this Agreement shall not be reduced by any compensation earned by you as a result of any employment by another employer, subject to the covenants contained in Section 3 hereof.

17.    Indemnification. To the maximum extent permitted under and in accordance with applicable law, the Company will indemnify you and hold you harmless against all losses, claims, expenses or other liabilities arising by reason of the fact that you are or were an employee, officer, director, fiduciary or agent of the Company, its Affiliates or subsidiaries. In all events, you will be entitled to indemnification to the extent permitted by the by-laws and charter of the Company, in each case, as in effect from time to time.

18.    D&O Insurance. You shall be entitled to coverage under the director’s and officer’s indemnification insurance policy maintained by the Company as in effect from time to time with respect to acts undertaken by you in connection with your employment by the Company in accordance with the terms of such insurance policy.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than December 6, 2016. If you do accept as provided, this Agreement will take effect as a binding agreement between you and the Company as of the Start Date.

Sincerely yours,

Waters Corporation

By:	/s/ Christopher J. O’Connell
Christopher J. O’Connell
President and Chief Executive Officer

Accepted and Agreed:

/s/ Sherry L. Buck
Sherry L. Buck

Date:	12/5/16